EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-184886) of Jammin Java Corp. (hereinafter referred to as the “Company”) of our report dated May 16, 2014 relating to our audits of the Company’s January 31, 2014 and 2013 financial statements, which appear in this annual report on Form 10-K of Jammin Java Corp. Our aforementioned audit report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
May 16, 2014